Trading Symbols (LMD:TSX V; LNGMF:OTC BB)

151 Bloor St West                                       Kenzo Oriental Tower 11K

Suite 890                                                        48 Dongzhimenwai Dajie

Toronto, Ontario                                                    Dongcheng District

Canada M5S 1S4                                        Beijing 100027 China

Tel :  +1.416.927.7000                                 Tel:  +011.8610.5160.0689

Fax : +1.416.927.1222                                Fax:  +011.8610.5160.0788

www.lingomedia.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

LINGO MEDIA ANNOUNCES PRIVATE PLACEMENT FINANCING

Toronto, Canada, June 14, 2005 – Lingo Media Inc. (LMD: TSX V; LINGMF: OTC BB) (“Lingo Media") announces a proposed brokered private placement offering of 3,000,000 Units to 4,000,000 Units at $0.20 per Unit for gross proceeds of $600,000 to $800,000.  Each Unit is comprised of one common share and one-half non-transferable Warrant.  Each whole Warrant entitles the holder to purchase one common share at an exercise price of $0.40 per share for a period of 12 months from the date of closing of the private placement offering.  The Warrant is callable, at the option of Lingo Media, at any time after 120 days from the date of closing in the event the common shares trade at or over $0.60 per share for 10 consecutive trading days.

The number of common shares issuable if the private placement is fully subscribed and all Warrants are exercised is 6,000,000 common shares for gross proceeds of $1,600,000.  The agent will receive a cash commission equal to 7% of the gross proceeds from the private placement of the Units and Compensation Warrants equal to 7% of the total number of Warrants issued under the private placement.  Each Compensation Warrant entitles the agent to purchase one common share at an exercise price of $0.40 per share for a period of 12 months from the date of closing of the private placement offering.  The Compensation Warrants are callable, at the option of Lingo Media, at any time after 120 days from the date of closing in the event the common shares trade at or over $0.60 per share for 10 consecutive trading days.

The proceeds of the offering will be used for:

1.

investigation and due diligence of joint venture candidates in China and Mexico;

2.

investment in joint ventures in China and Mexico; and

3.

general working capital purposes.

The offering is being made under the TSX Venture Exchange Private Placement Policy and is subject to regulatory approvals.

About Lingo Media

Lingo Media is a leading publisher of English language learning programs in China, incorporating print, audio/video cassette and CD-based products for students and teachers from pre-school through university. Founded in 1996, Lingo Media has an established presence in the Chinese educational market of more than 200 million English language students.  To date, over 90 million units from Lingo Media's library of more than 250 program titles have been published and sold in China.

For further information, contact:

Michael Kraft, President & CEO

Tel: (416) 927-7000, ext. 23

Toll Free Tel: (866) 927-7011

Email: investor@lingomedia.com

To learn more, visit www.lingomedia.com

Portions of this press release include "forward-looking statements", which may be understood as any statement other than a statement of historical fact.  Forward-looking statements contained in this press release are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may vary materially from management's expectations and projections expressed in this press release.  Certain factors that can affect the Company's ability to achieve projected results are described in the Company's Annual Report 20-F and other reports filed with the Securities and Exchange Commission.

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THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS PRESS RELEASE.